Important Notice To Directors and Executive Officers of
Landauer, Incorporated
Concerning the Blackout Period Under the 401(k) Plan

As you know, the Landauer, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”) is changing recordkeepers, and certain retirement plans maintained by subsidiaries of Landauer, Inc. (“Landauer”) are being merged with and into the 401(k) Plan, all effective July 1,  2014.  In connection with these changes, participants in the 401(k) Plan will be temporarily unable to exercise certain rights, including the right to:

o	direct or diversify existing investments in their 401(k) Plan accounts (including transfers into or out of the Landauer Stock Fund),
o	direct or diversify future contributions in their 401(k) Plan accounts,
o	receive distributions from the 401(k) Plan, or
o	obtain 401(k) Plan loans.

This short-term period during which participants in the 401(k) Plan are unable to exercise these rights qualifies as a “blackout period” under the Sarbanes-Oxley Act, and therefore requires us also to prohibit Landauer’s directors and executive officers from trading in Landauer common stock during this period.

The blackout period for the 401(k) Plan is expected to begin on or around June 25, 2014 and is expected to end during the week of July 1, 2014.  During this period, you can determine whether the blackout period has ended by contacting Kathy Bober, Director of Human Resources at Landauer, 2 Science Road, Glenwood, IL 60425, phone (708) 441-8375.

As you know, you are subject to Landauer’s insider trading policy under which you are permitted to trade in Landauer stock only during certain limited windows following an earnings release by Landauer. As a result, you would not be permitted to trade in Landauer stock during the blackout period even if the blackout period were not in effect. Nevertheless, we are required to inform you that during the blackout period you are not permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of Landauer common stock.  For example, you are prohibited from:

o	transferring your own 401(k) Plan account into or out of the Landauer Stock Fund,
o	buying or selling shares of Landauer common stock on the open market,
o	engaging in transactions with respect to derivatives of Landauer stock, including under a deferred compensation plan, and
o	exercising Landauer stock options.

This trading prohibition does not apply to certain exempt transactions, including  previously-elected salary deferral contributions into the 401(k) Plan. Although this blackout period does not prohibit you from engaging in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer of Landauer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.  In addition, such transactions would still violate Landauer’s insider trading policy.

Any profit realized by a director or executive officer from any non-exempt transaction involving Landauer’s common stock during the blackout period is recoverable by Landauer. Accordingly, we strongly urge you to refrain from making any trades in Landauer common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Kathy Bober at (708) 441-8375.